UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE
ACT OF 1934
Date of Report: November 19, 2013
(Date of Earliest Event Reported)

TRIUMPH GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12235	51-0347963
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification Number)

899 Cassatt Road Suite 210, Berwyn, PA		19312 (Zip Code)
(Address of principal executive offices)
(610) 251-1000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On November 19, 2013, the Company entered into a Third Amended and Restated Credit Agreement (the “Restated Credit Agreement”) among the Company, substantially all of its domestic subsidiaries, as co-borrowers, the lenders party thereto and PNC Bank, National Association, as administrative agent (the “Administrative Agent”). Pursuant to the Restated Credit Agreement, the lenders have provided to the Company and its subsidiary co-borrowers (i) a $375 million term loan on the closing date and (ii) a $1 billion revolving line of credit under which the Company and its subsidiary co-borrowers may borrow revolving credit loans and multicurrency swing loans (subject to certain sublimits) and cause to be issued letters of credit (subject to certain sublimits), in an aggregate principal amount not to exceed $1 billion outstanding at any time.  The maturity date for the revolving line of credit is November 19, 2018 and the maturity date of the term loan is May 14, 2019.

The obligations under the Restated Credit Agreement and related documents continue to be secured by liens on substantially all of the assets of the Company and its domestic subsidiaries pursuant to a Second Amended and Restated Guarantee and Collateral Agreement, dated as of November 19, 2013, among the Company, the domestic subsidiaries of the Company party thereto and the Administrative Agent (the “Restated Guarantee and Collateral Agreement”), and certain other collateral documents.

Loans under the Restated Credit Agreement bear interest, at the Company's option, by reference to a base rate or a rate based on LIBOR, in either case, plus an applicable margin determined quarterly based on the Company's Total Leverage Ratio (as defined in the Amended Credit Agreement) as of the last day of each fiscal quarter. The Company is also required to pay a quarterly commitment fee on the average daily unused portion of the revolving line of credit for each fiscal quarter and fees in connection with the issuance of letters of credit.

The Restated Credit Agreement contains representations, warranties, covenants and events of default customary for financings of this type including, without limitation, financial covenants under which the Company is obligated to maintain on a consolidated basis, as of the end of each fiscal quarter, a certain minimum Interest Coverage Ratio, maximum Total Leverage Ratio and maximum Senior Secured Leverage Ratio (in each case as defined in the Restated Credit Agreement).

The foregoing descriptions of the Restated Credit Agreement and the Restated Guarantee and Collateral Agreement are qualified in their entirety by reference to the actual terms of the agreements.  Forms of the Restated Credit Agreement and the Restated Guarantee and Collateral Agreement are attached as Exhibit 10.1 and 10.2 hereto, respectively, and each is incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure set forth in Item 1.01 above is incorporated by reference in this Item 2.03.

Item 9.01.    Financial Statements and Exhibits.
(d)    Exhibits

10.1
Form of Third Amended and Restated Credit Agreement by and among Triumph Group, Inc., and the other Borrowers party thereto and the Guarantors party thereto and the Banks party thereto and PNC Bank, National Association, as Administrative Agent, PNC Capital Markets LLC, J.P. Morgan Securities, LLC, RBC Capital Markets, RBS Citizens, N.A., and Santander Bank, N.A., as Joint Lead Arrangers and Joint Bookrunners, JPMorgan Chase Bank N.A., Royal Bank of Canada, Citizens Bank of Pennsylvania, and Santander Bank, N.A., as Syndication Agents, the Bank of Tokyo-Mitsubishi UFJ, Ltd, U.S. Bank National Association, TD Bank, N.A., and Manufacturers and Traders Trust Company, as Documentation Agents, dated as of November 19, 2013

10.2
Form of Second Amended and Restated Guarantee and Collateral Agreement made by Triumph Group, Inc., and certain of its Subsidiaries in favor of PNC Bank, National Association, as Administrative Agent and as Collateral Agent for the other Secured Parties identified herein, dated as of November 19, 2013

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 25, 2013	TRIUMPH GROUP, INC.

By: /s/ M. David Kornblatt
M. David Kornblatt
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description of Exhibit

10.1
Form of Third Amended and Restated Credit Agreement by and among Triumph Group, Inc., and the other Borrowers party thereto and the Guarantors party thereto and the Banks party thereto and PNC Bank, National Association, as Administrative Agent, PNC Capital Markets LLC, J.P. Morgan Securities, LLC, RBC Capital Markets, RBS Citizens, N.A., and Santander Bank, N.A., as Joint Lead Arrangers and Joint Bookrunners, JPMorgan Chase Bank N.A., Royal Bank of Canada, Citizens Bank of Pennsylvania, and Santander Bank, N.A., as Syndication Agents, the Bank of Tokyo-Mitsubishi UFJ, Ltd, U.S. Bank National Association, TD Bank, N.A., and Manufacturers and Traders Trust Company, as Documentation Agents, dated as of November 19, 2013

10.2
Form of Second Amended and Restated Guarantee and Collateral Agreement made by Triumph Group, Inc., and certain of its Subsidiaries in favor of PNC Bank, National Association, as Administrative Agent and as Collateral Agent for the other Secured Parties identified herein, dated as of November 19, 2013